Pricing Supplement No. 17 Dated July 12, 2000
(To Prospectus Dated January 6, 2000
  and Prospectus Supplement Dated January 31, 2000)
                                                                  Rule 424(b)(3)
                                                               Registration Stmt
                                                                   No. 333-91953
                               U.S.$12,000,000,000
                            Ford Motor Credit Company
                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue

      Ford Credit has designated $650,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. J. P. Morgan Securities Inc. has agreed to purchase $650,000,000 aggregate principal amount of the Notes at a price of 99.935042% of their principal amount for resale at varying prices related to prevailing market prices determined by J. P. Morgan Securities Inc. at the time of resale. Ford Credit may, without the consent of the holders of the Notes, issue additional notes with the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional notes will, together with the Notes, be a single class of the series of Medium-Term Notes under the Indenture. No additional notes may be issued if an Event of Default has occurred with respect to the Notes.

         Issue Date:                        July 17, 2000

         Maturity Date:                     July 18, 2005

         Initial Principal Amount:          $650,000,000

         Interest Rate Basis:               LIBOR Telerate having an Index
                                            Maturity of three months plus
                                            44 basis points (0.44%)

         Interest Reset Dates:              On the Issue Date and thereafter
                                            quarterly on the 18th day of each
                                            January, April, July and October,
                                            until the Notes are paid in full

         Interest Payment Dates:            Quarterly on the 18th day of each
                                            January, April, July and October,
                                            beginning October 18, 2000,
                                            and at Maturity

         CUSIP No.:                         345402 5H 0

         Interest Determination Date:       Two London banking days prior to
                                            each Interest Reset Date

         Reference Agent:                   The Chase Manhattan Bank

                               J.P. MORGAN & CO.